Exhibit 1.1

CONSENT TO ASSIGNMENT AND AMENDMENT

This CONSENT TO ASSIGNMENT AND AMENDMENT (this “Amendment”), is dated as of August 13, 2020, by and among BB&T Capital Markets, a division of BB&T Securities, LLC, a Delaware limited liability company (“BBTS”), Truist Securities, Inc., a Tennessee corporation (“Truist Securities”), Rexford Industrial Realty, Inc., a Maryland corporation (the “Company”) and Rexford Industrial Realty, L.P. (the “Operating Partnership”).

WHEREAS, BBTS, the Company and the Operating Partnership are parties to that certain Equity Distribution Agreement, dated as of June 13, 2019, by and among the Company, the Operating Partnership and BBTS (the “Agreement”);

WHEREAS, BBTS and Truist Securities are direct, wholly-owned subsidiaries of Truist Financial Corporation (“Truist,” and together with its subsidiaries and affiliated entities, the “Truist Organization”);

WHEREAS, as part of certain internal reorganization efforts within the Truist Organization, effective as of August 1, 2020 (the “Effective Date”), (a) BBTS contributed and assigned certain of its assets, including its rights under the Agreement (collectively, the “Contributed Assets”), to BB&T Merger Sub, Inc. (“Merger Sub”), and (b) SunTrust Robinson Humphrey, Inc. (“STRH”) subsequently assumed the Contributed Assets upon the consummation of the merger of Merger Sub with and into STRH, with STRH as the survivor of such merger (the “Combination”);

WHEREAS, for administrative ease and convenience, such assignment to Merger Sub and assumption by STRH was separately documented and executed as an assignment of the Agreement directly from BBTS to Truist Securities;

WHEREAS, immediately following the Combination, STRH changed its name to “Truist Securities, Inc.” effective as of the Effective Date (the “Name Change”); and

WHEREAS, the parties hereto desire to amend the Agreement to reflect the fact that Truist Securities has succeeded to all rights, and assumed all obligations, of BBTS under the Agreement, and has become a Sales Agent, all effective as of the Effective Date.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and for other good and value consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

1.    As used in this Amendment, all capitalized terms used in this Amendment but not defined herein shall have the respective meanings ascribed thereto in the Agreement.

2.    As of the Effective Date, (i) BBTS irrevocably assigns, grants, transfers contributes and conveys to Truist Securities all of BBTS’s rights, title and interest in and obligations with respect to, (ii) Truist Securities does hereby irrevocably accept such assignment, grant, transfer, contribution and conveyance of all of BBTS’s rights, title and interest in and obligations with respect to, the Agreement and (iii) Truist Securities assumes, and agrees to pay when due and perform when required, all liabilities and obligations of BBTS under or in connection with the Agreement, including, without limitation, all liabilities and obligations arising on or before the date of this Amendment and all liabilities and obligations arising before, on or after the date of this Amendment in connection with events, actions, omissions or other circumstances that occurred or existed on or prior to the date of this Amendment. Without limitation to the foregoing, Truist Securities agrees to be bound by and to comply with the covenants, agreements and other terms and provisions of the Agreement applicable to a Sales Agent thereunder.

3.    For purposes of clarity, the parties hereto acknowledge and agree that, by virtue of this Amendment and the other transactions described above, BBTS ceased to be a Sales Agent under and a party to the Agreement, and Truist Securities became a Sales Agent under and a party to the Agreement, all effective as of the Effective Date; and, to the extent required by the Agreement, the Company and the Operating Partnership consent to this Amendment and the transactions contemplated hereby (including, without limitation, the assignment and assumption set forth in Section 2 hereof).

4.    The Agreement shall be amended as follows, such amendments to be effective as of the Effective Date:

(a)    all references in the Agreement to “BB&T Capital Markets, a division of BB&T Securities, LLC” and “BB&T Capital Markets” shall be replaced with “Truist Securities, Inc.” and Truist Securities, Inc. shall be considered a Sales Agent for purposes of the Agreement.

(b)    the name and address of BBTS appearing on page 1 of the Agreement shall be deleted and replaced with the following:

“Truist Securities, Inc.

3333 Peachtree Road NE

11th Floor

Atlanta, Georgia 30326”

(c)    the sentence of Section 14 of the Agreement containing BBTS’ name, address and contact information for notices shall be deleted and replaced with the following: “Notices to the Sales Agent shall be directed to the Sales Agent at Truist Securities, Inc. at 3333 Peachtree Road NE, 11th Floor, Atlanta, Georgia 30326, Fax: (404) 926-5995, Attention: Equity Syndicate Department.

5.    The Agreement is hereby ratified and affirmed in all other respects and, subject to the assignment and assumption provided for herein and as amended by this Amendment, remains in full force and effect.

6.    If any provision of this Amendment shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Amendment, shall, to the fullest extent consistent with law, continue in full force and effect.

7.    This Amendment shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

8.    The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents required in order to effect the full intent of and fully perform and carry out the terms of this Amendment.

9.    This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed original counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BB&T SECURITIES, LLC

By:	/s/ John B. Jung, Jr.
Name:	John B. Jung, Jr.
Title:	Senior Managing Director

TRUIST SECURITIES, INC.

By:	/s/ Reid Burford
Name:	Reid Burford
Title::	Managing Director

REXFORD INDUSTRIAL REALTY, INC.

By:	/s/ Howard Schwimmer
Name:	Howard Schwimmer
Title:	Co-Chief Executive Officer

By:	/s/ Michael Frankel
Name:	Michael Frankel
Title:	Co-Chief Executive Officer

REXFORD INDUSTRIAL REALTY, L.P.

By:	Rexford Industrial Realty, Inc., its sole general partner

By:	/s/ Howard Schwimmer
Name:	Howard Schwimmer
Title:	Co-Chief Executive Officer

By:	/s/ Michael Frankel
Name:	Michael Frankel
Title:	Co-Chief Executive Officer